                                                                 Exhibit 24(a)



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the use in this Amendment to Registration Statement No. 33-85244 of Sulcus Computer Corporation on Form S-1 of our report dated March 1, 1996 (except for Note 2, as to which the date is March 21, 1996 and Note 20, as to which the date is May 2, 1996) on the 1995 and 1994 financial statements and schedule, and of our report dated October 18, 1996 on the 1993 financial statements and schedule, of Sulcus Computer Corporation appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


                                             /s/ CROWE, CHIZEK AND COMPANY LLP
                                             ---------------------------------
                                                 Crowe, Chizek and Company LLP

Columbus, Ohio
October 23, 1996